U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 5

X Check this box if no longer subject
     to Section 16. Form 4 or Form 5
     obligations may continue.
     See Instruction 1(b)

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a)of the Securities Exchage Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940

_____________________________________________________________________________________________________________________________________________
1.  Name and Address of Reporting Person*  |2.  Issuer Name and Ticker or Trading Symbol          | 6.  Relationship of Reporting Person     |
                                           |                                                      |      to Issuer    (Check all applicable) |
                                           |       Compaq Computer Corporation (CPQ)              |     ___   Director    ___ 10% Owner      |
                                           |                                                      |     _X_ Officer       ___ Other (Specify)|
Elias             Howard                   |                                                      |                                          |
                                           |                                                      |         (give title below)               |
___________________________________________|______________________________________________________|                                          |
(Last)            (First)        (Middle)  |  3.  IRS or Social      |  4.  Statement for         |        Sr. VP and General Manager,       |
                                           |     Security Number     |       Month/Year           |       Business Critical Server Group     |
                                           |     of Reporting        |                            |       ______________________________     |
                                           |     Person (Voluntary)  |     Fiscal Year 2001       |                                          |
20555 SH 249                               |                         |                            |                                          |
___________________________________________|_________________________|____________________________|__________________________________________|
                      (Street)             |                         |  5.  If Amendment, Date of | 7.  Individual or Joint/Group Filing     |
                                           |                         |       Original             |          (Check applicable line)         |
                                           |                         |        (Month/Year)        |  X   Form filed by One Reporting Person  |
Houston               TX         77070-2698|                         |                            |                                          |
                                           |                         |                            |  __ Form filed by More than One          |
                                           |                         |                            |     Reporting Person                     |
___________________________________________|_________________________|____________________________|__________________________________________|
(City)              (State)         (Zip)  |             Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
___________________________________________|_________________________________________________________________________________________________|
1.  Title of Security                      |  2.Transac- | 3. Trans- | 4. Securities Acquired (A) | 5. Amount 0f  | 6.Owner   | 7.  Nature   |
   (Instr. 3)                              |     tion    |    action |    or Disposed of (D)      |    Securities |   -ship   |    of        |
                                           |     Date    |    Code   |    (Instr.3,4 and 5)       |    Bene-      |   Form:   |    Indirect  |
                                           |     (Month/ |  (Instr.8)|                            |    fically    |   Direct  |    Beneficial|
                                           |      Day/   |           |                            |    Owned      |   (D) or  |    Ownership |
                                           |      Year)  |           |                            |    at End of  |   Indirect|    (Instr.4) |
                                           |             |           |                            |    Issuer's   |   (I)     |              |
                                           |             |           |                            |    Fiscal Year|           |              |
                                           |             |           |                            |   (Instr. 3/4)|  (Instr.4)|              |
                                           |             |           |____________________________|               |           |              |
                                           |             |           |         |(A) or  |         |               |           |              |
                                           |             |           | Amount  | (D)    |  Price  |               |           |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
Common Stock                               |             |           |         |        |         |    38,742 (1) |     D     |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
                                           |             |           |         |        |         |     2,000     |     I     | Spouse       |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
                                           |             |           |         |        |         |               |           |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
                                           |             |           |         |        |         |               |           |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
                                           |             |           |         |        |         |               |           |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|

(1) Includes 832.2245 shares acquired under the Employee Stock Purchase Plan in April 2001 and 4.584 shares acquired from ESPP dividend reinvestments between January and September 2001.
     The end–of–period holdings are as of the date of termination of insider status.

*If the form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                             (Print or Type Responses)

FORM 5 (continued)

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

____________________________________________________________________________________________________________________________________________________________
1. Title of  |  2.Conver- | 3. Trans- | 4.Trans- |5. Number of   | 6. Date Exer-     | 7. Title and Amount  |8.Price |9.Number   |10.Owner-    | 11. Nature|
  Derivative |   sion or  |  action   |  action  | Derivative    |  cisable and Ex-  |    of                |  of    |  of       |  ship       | of In-    |
  Security   |   Exercise |  Date     |   Code   | Securities    |  piration Date    |    Underlying        |  Deriv-|  Deriv-   |  of         | direct    |
  (Instr. 3) |   Price of |  (Month/  |  (Instr. | Acquired      |  (Month/Day/      |    Securities        |  ative |  ative    |  Deriv-     | Bene-     |
             |   Deriv-   |   Day/    |   8)     | (A) or Dis-   |    Year)          |    (Instr. 3 and 4)  |  Secur-|  Secur-   |  ative      | ficial    |
             |   ative    |   Year)   |          | posed of (D)  |                   |                      |  ity   |  ities    |  Security:  | Owner-    |
             |   Security |           |          | (Instr. 3,    |                   |                      |  (Instr|  Bene-    |  Direct (D) | (Instr.   |
             |            |           |          |  4, and 5)    |                   |                      |    5)  |  ficially |  or         |   4)      |
             |            |           |          |               |                   |                      |        |  Owned    |  Indirect(I)|           |
             |            |           |          |               |                   |                      |        |  at End of|  (Instr.4)  |           |
             |            |           |          |               |                   |                      |        |  Year     |             |           |
             |            |           |          |               |                   |                      |        |  (Inst.4) |             |           |
             |            |           |          |               |                   |                      |        |           |             |           |
             |            |           |          |               |___________________|______________________|        |           |             |           |
             |            |           |          |               |Date    | Expira-  |         |  Amount or |        |           |             |           |
             |            |           |          |               |Exer-   | tion     |  Title  |  Number of |        |           |             |           |
             |            |           |          |               |cisable | Date     |         |   Shares   |        |           |             |           |
             |            |           |          |_______________|        |          |         |            |        |           |             |           |
             |            |           |          | (A)   |   (D) |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
Stock Option |   $21.85   | 1/24/01   |   A      | 25,000|       |7/24/01 | 1/23/11  |  Common |   25,000   |        |  25,000   |    D        |           |
Right to Buy)|            |           |          |       |       |     (2)|          |   Stock |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|

Explanation of Responses:

(2) Option is first exercisable on this date and vests prorata over 48 months from grant date.

                                                                              /s/ Howard Elias                                                2/11/02
                                                                                    Howard Elias                                                        Date
                                                                             Signature of Reporting Person

** Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.